Exhibit 99.1
TIME WARNER INC. DELIVERS
HIGHEST QUARTERLY PROFITS IN COMPANY HISTORY
Revenues Increase 5% to $6.3 Billion, Marking Highest Growth Since Second Quarter of 2008
Adjusted Operating Income Rises 37% to $1.4 Billion
Adjusted Earnings per Share Up 61% to $0.61
NEW YORK, May 5, 2010 – Time Warner Inc. (NYSE:TWX) today reported financial results for its first quarter ended March 31, 2010.
Chairman and Chief Executive Officer Jeff Bewkes said: “Time Warner is off to a great start in 2010, delivering record financial results for our first quarter. We posted our biggest revenue gain in nearly two years, and Adjusted Operating Income grew at all of our businesses. The advertising recovery benefited both Turner and Time Inc., while the continuing popularity of The Blind Side and Sherlock Holmes helped lift Warner Bros.’ home video sales.”
Mr. Bewkes continued: “We’ve also made meaningful progress in the last few months toward our long-term strategic objectives. In April, Turner joined with CBS in a 14-year pact for the exclusive U.S. television, Internet and wireless rights to the NCAA’s Division I men’s basketball tournament, starting in 2011. Also last month, Turner signed Conan O’Brien to host a late-night talk show on TBS. In the quarter, HBO expanded its international footprint by acquiring full ownership of HBO Central Europe and increasing its majority stake in the HBO Latin America Group. In addition, Warner Bros. reached a series of agreements to establish a 28-day window for new home video releases before they become available through kiosk and subscription distributors.”
Company Results
In the quarter, Revenues grew 5% from the first quarter of 2009 to $6.3 billion, reflecting increases at the Networks and Filmed Entertainment segments. Adjusted Operating Income rose 37% to $1.4 billion, the highest quarterly Adjusted Operating Income in the Company’s history, due to strong results at all of the Company’s segments. Operating Income increased 43% to $1.5 billion.
For the first three months of 2010, Cash Provided by Operations from Continuing Operations reached $1.4 billion, and Free Cash Flow totaled $1.3 billion. As of March 31, 2010, Net Debt was unchanged from $11.5 billion at the end of 2009, due mainly to share repurchases, investment and acquisition spending, as well as dividends, offset by the generation of Free Cash Flow.
The Company posted Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) of $0.61 versus $0.38 in last year’s first quarter. Diluted Income per Common Share from Continuing Operations was $0.62 for the three months ended March 31, 2010, compared to $0.39 in 2009’s first quarter.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
Stock Repurchase Program Update
On January 28, 2010, the Company’s Board of Directors increased the amount remaining on the Company’s common stock repurchase program to $3.0 billion for purchases beginning January 1, 2010.
From January 1 through April 30, 2010, the Company repurchased approximately 22 million shares of common stock for approximately $666 million.

Segment Performance
Presentation of Financial Information
The schedule below reflects Time Warner’s financial performance for the three months ended March 31, by line of business (millions).

	Three Months Ended March 31,
	2010	2009(a)
Revenues:
Networks	$2,958	$2,706
Filmed Entertainment	2,694	2,633
Publishing	799	806
Intersegment eliminations	(129)	(149)

Total Revenues	$6,322	$5,996

Adjusted Operating Income (Loss) (b):
Networks	$1,142	$936
Filmed Entertainment	307	214
Publishing	50	(32)
Corporate	(97)	(87)
Intersegment eliminations	13	–

Total Adjusted Operating Income (Loss)	$1,415	$1,031

Operating Income (Loss) (b):
Networks	$1,201	$936
Filmed Entertainment	307	214
Publishing	50	(32)
Corporate	(108)	(94)
Intersegment eliminations	13	–

Total Operating Income (Loss)	$1,463	$1,024

Depreciation and Amortization:
Networks	$91	$94
Filmed Entertainment	91	94
Publishing	41	44
Corporate	9	10

Total Depreciation and Amortization	$232	$242

(a)	The 2009 financial information reflects the Company’s retroactive adoption of new accounting guidance related to accounting for transfers of financial assets and variable interest entities, which resulted in the deconsolidation of HBO Asia, HBO South Asia and HBO Latin America Group. Refer to Note 1, “Description of Business and Basis of Presentation.”
(b)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months ended March 31, 2010 and 2009, respectively, included restructuring costs of (millions):

	Three Months Ended March 31,
	2010	2009
Networks	$–	$–
Filmed Entertainment	(4)	(37)
Publishing	(5)	1
Corporate	–	–

Total Restructuring Costs	$(9)	$(36)

Presented below is a discussion of Time Warner’s segments for the first quarter of 2010. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.
NETWORKS (Turner Broadcasting and HBO)
Revenues rose 9% ($252 million) to $3.0 billion, due to increases of 7% ($131 million) in Subscription revenues, 9% ($67 million) in Advertising revenues and 22% ($46 million) in Content revenues. The growth in Subscription revenues resulted primarily from higher domestic subscription rates at both Turner and HBO, international growth and expansion, including the consolidation of HBO Central Europe (“HBO CE”), and the favorable impact of foreign exchange rates at Turner. Advertising revenues benefited primarily from growth at Turner’s domestic entertainment networks, related mainly to strong scatter pricing and yield management, as well as growth and expansion at its international entertainment networks, partially offset by a decrease at Turner’s domestic news networks. The growth in Content revenues resulted from higher ancillary sales of HBO original programming, including the domestic basic cable television sale of Entourage and higher licensing revenues at Turner.
Adjusted Operating Income grew 22% ($206 million) to $1.1 billion, benefitting from higher revenues and lower programming costs, partly offset by increased operating costs at Turner and higher selling, general and administrative expenses. Programming costs decreased 3%, due largely to the timing of licensed programming at HBO and Turner, as well as original programming at Turner. Adjusted Operating Income excluded a gain of $59 million that was recognized upon the consolidation of HBO CE, reflecting the excess of fair value over the Company’s carrying costs of its original investment in HBO CE. Operating Income rose 28% ($265 million) to $1.2 billion.
In April, Turner joined with CBS to acquire exclusive U.S. television, Internet and wireless rights to the annual NCAA Division I men’s basketball tournament for 14 years, beginning in 2011. Also in April, TBS signed Conan O’Brien to host an hour-long talk show at 11 p.m., Mondays through Thursdays, scheduled to start this November. In the quarter, Turner’s TNT and TBS networks both ranked among the top three advertising-supported cable networks in primetime delivery of adults, 18-49 and 25-54. HBO earned three Peabody Awards for In Treatment, No. 1 Ladies’ Detective Agency and the HBO Documentary Films presentation of Thrilla in Manila. HBO also received nine Sports Emmy Awards, the most of any network, including Outstanding Sports Documentary for Assault in the Ring and four awards for the network’s 24/7 boxing series.
FILMED ENTERTAINMENT (Warner Bros.)
Revenues increased 2% ($61 million) to $2.7 billion, reflecting primarily the increased quantity and performance of theatrical home video releases. The current year quarter included theatrical and home video revenues from Sherlock Holmes and The Blind Side and theatrical revenues from Valentine’s Day. These increases were partly offset by lower television licensing fees due to the timing and mix of network deliveries compared to the first quarter of 2009.
Operating Income rose 43% ($93 million) to $307 million, due mainly to higher revenues and lower restructuring costs ($33 million).
Warner Home Video continued to lead in DVD and Blu-ray Disc sales during the first quarter of 2010. Warner Bros. Home Entertainment reached agreements with Netflix and redbox to make Warner Bros. new DVD and Blu-ray Disc titles available to their customers after a 28-day window.
PUBLISHING (Time Inc.)
Revenues decreased 1% ($7 million) to $799 million. Advertising revenues grew 5% ($18 million), and Subscription revenues rose 2% ($5 million). These increases were more than offset by declines of 26% ($25 million) in Other revenues. The growth in Advertising revenues reflected higher domestic print magazine and online revenues. Subscription revenues benefited from the favorable impact of foreign exchange rates at IPC, offset in part by a modest decrease in domestic magazine subscription revenues. Other revenues declined due mainly to the impact of the sale of Southern Living At Home in the third quarter of 2009.
Operating Income improved to $50 million compared to the prior year quarter’s Operating Loss of $32 million, due primarily to lower costs resulting from cost saving initiatives, as well as lower marketing and pension expenses. Last year’s quarter also included an $18 million increase in bad debt reserves related to a newsstand wholesaler.
During the quarter, Time Inc. increased its leading share of overall domestic magazine advertising to 21.2%, up 2.5 percentage points from last year’s first quarter (Publishers Information Bureau data).
CONSOLIDATED REPORTED NET INCOME AND PER SHARE RESULTS
For the three months ended March 31, 2010, the Company reported Net Income of $725 million, or $0.62 per diluted common share. This compares to Net Income in the 2009 quarter of $660 million, or $0.55 per diluted common share.
Adjusted EPS was $0.61 for the three months ended March 31, 2010, compared to $0.38 in last year’s first quarter. The increase in Adjusted EPS reflected primarily higher Adjusted Operating Income.
For the first quarter of 2010, the Company reported Income from Continuing Operations of $725 million, or $0.62 per diluted common share. This compares to Income from Continuing Operations in 2009’s first quarter of $467 million, or $0.39 per diluted common share.
Discontinued operations generated Net Income of $193 million for the first quarter of 2009. Discontinued operations included the financial condition and operating results of Time Warner Cable Inc. and AOL Inc.
USE OF NON-GAAP FINANCIAL MEASURES
The Company utilizes Adjusted Operating Income (Loss), among other measures, to evaluate the performance of its businesses. Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on operating assets and amounts related to securities litigation and government investigations. Adjusted Operating Income (Loss) is considered an important indicator of the operational strength of the Company’s businesses. A limitation of this measure, however, is that it does not reflect gains and losses on asset sales or amounts related to securities litigation and government investigations or any impairment charge related to goodwill, intangible assets and fixed assets.
Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets, liabilities and investments; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items. Adjusted EPS is considered an important indicator of the operational strength of the Company’s businesses as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies. Some limitations of Adjusted EPS, however, are that it does not reflect certain cash charges that affect the operating results of the Company’s businesses and that it involves judgment as to whether items affect fundamental operating performance. Also, a general limitation of Adjusted EPS is that it is not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items.
Free Cash Flow is Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions and excess tax benefits from the exercise of stock options, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with securities litigation and government investigations, which reduce liquidity.
Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Net Income (Loss), Diluted Income (Loss) per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.
ABOUT TIME WARNER INC.
Time Warner Inc., a global leader in media and entertainment with businesses in television networks, filmed entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL
Time Warner Inc. issued a separate release today regarding its 2010 full-year business outlook.
The Company’s conference call can be heard live at 10:30 am ET on Wednesday, May 5, 2010. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Doug Shapiro (212) 484-8926
Michael Kopelman (212) 484-8920
# # #

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited; millions, except share amounts)

	March 31,	December 31,
	2010	2009

ASSETS
Current assets
Cash and equivalents	$5,167	$4,733
Receivables, less allowances of $1,870 and $2,247	5,143	5,070
Securitized receivables	-	805
Inventories	1,890	1,769
Deferred income taxes	651	670
Prepaid expenses and other current assets	542	645

Total current assets	13,393	13,692

Noncurrent inventories and film costs	5,807	5,754
Investments, including available-for-sale securities	1,743	1,542
Property, plant and equipment, net	3,815	3,922
Intangible assets subject to amortization, net	2,701	2,676
Intangible assets not subject to amortization	7,754	7,734
Goodwill	29,758	29,639
Other assets	1,095	1,100

Total assets	$66,066	$66,059

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,291	$7,807
Deferred revenue	872	781
Debt due within one year	260	57
Non-recourse debt	-	805
Current liabilities of discontinued operations	-	23

Total current liabilities	8,423	9,473

Long-term debt	16,387	15,346
Deferred income taxes	1,633	1,607
Deferred revenue	280	269
Other noncurrent liabilities	6,028	5,967

Equity
Common stock, $0.01 par value, 1.637 billion and 1.634 billion shares issued and 1.143 billion and 1.157 billion shares outstanding	16	16
Paid-in-capital	157,956	158,129
Treasury stock, at cost (494 million and 477 million shares)	(27,534)	(27,034)
Accumulated other comprehensive loss, net	(717)	(580)
Accumulated deficit	(96,410)	(97,135)

Total Time Warner Inc. shareholders’ equity	33,311	33,396
Noncontrolling interests	4	1

Total equity	33,315	33,397

Total liabilities and equity	$66,066	$66,059

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited; millions, except per share amounts)

	Three Months Ended
	3/31/10	3/31/09

Revenues	$6,322	$5,996
Costs of revenues	(3,353)	(3,358)
Selling, general and administrative	(1,488)	(1,501)
Amortization of intangible assets	(68)	(77)
Restructuring costs	(9)	(36)
Gain on consolidated assets	59	-

Operating income	1,463	1,024
Interest expense, net	(296)	(313)
Other loss, net	(53)	(22)

Income from continuing operations before income taxes	1,114	689
Income tax provision	(389)	(227)

Income from continuing operations	725	462
Discontinued operations, net of tax	-	226

Net income	725	688
Less Net income attributable to noncontrolling interests	-	(28)

Net income attributable to Time Warner Inc. shareholders	$725	$660

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$725	$467
Discontinued operations, net of tax	-	193

Net income	$725	$660

Per share information attributable to Time Warner Inc. common shareholders:
Basic income per common share from continuing operations	$0.63	$0.39
Discontinued operations	-	0.16

Basic net income per common share	$0.63	$0.55

Average basic common shares outstanding	1,149.8	1,196.1

Diluted income per common share from continuing operations	$0.62	$0.39
Discontinued operations	-	0.16

Diluted net income per common share	$0.62	$0.55

Average diluted common shares outstanding	1,165.4	1,200.3

Cash dividends declared per share of common stock	$0.2125	$0.1875

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Three Months Ended March 31,
(Unaudited; millions)

	2010	2009

OPERATIONS
Net income	$725	$688
Less Discontinued operations, net of tax	-	226

Net income from continuing operations	725	462
Adjustments for noncash and nonoperating items:
Depreciation and amortization	232	242
Amortization of film and television costs	1,384	1,580
Loss on investments and other assets, net	4	3
Equity in losses of investee companies, net of cash distributions	12	19
Equity-based compensation	90	65
Deferred income taxes	10	(32)
Changes in operating assets and liabilities, net of acquisitions	(1,101)	(1,174)

Cash provided by operations from continuing operations	1,356	1,165

INVESTING ACTIVITIES
Investments in available-for-sale securities	(1)	(2)
Investments and acquisitions, net of cash acquired	(474)	(42)
Capital expenditures	(89)	(101)
Investment proceeds from available-for-sale securities	-	5
Proceeds from the Special Dividend paid by Time Warner Cable Inc.	-	9,253
Other investment proceeds	29	44

Cash provided (used) by investing activities from continuing operations	(535)	9,157

FINANCING ACTIVITIES
Borrowings	2,092	3,507
Debt repayments	(1,669)	(8,074)
Proceeds from exercise of stock options	42	-
Excess tax benefit on stock options	1	-
Principal payments on capital leases	(4)	(4)
Repurchases of common stock	(514)	-
Dividends paid	(248)	(226)
Other financing activities	(64)	(8)

Cash used by financing activities from continuing operations	(364)	(4,805)

Cash provided by continuing operations	457	5,517

Cash provided (used) by operations from discontinued operations	(23)	952
Cash used by investing activities from discontinued operations	-	(662)
Cash used by financing activities from discontinued operations	-	(5,231)
Effect of change in cash and equivalents of discontinued operations	-	5,278

Cash provided (used) by discontinued operations	(23)	337

INCREASE IN CASH AND EQUIVALENTS	434	5,854
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	4,733	1,082

CASH AND EQUIVALENTS AT END OF PERIOD	$5,167	$6,936

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) TO OPERATING INCOME (LOSS)
(Unaudited; millions)
Three Months Ended March 31, 2010

			Amounts Related
			to Securities
	Adjusted		Litigation &	Gain On
	Operating	Asset	Government	Consolidated	Operating
	Income (Loss)	Impairments	Investigations	Assets	Income (Loss)
Networks(a)	$1,142	$-	$-	$59	$1,201
Filmed Entertainment	307	-	-	-	307
Publishing	50	-	-	-	50
Corporate(b)	(97)	-	(11)	-	(108)
Intersegment eliminations	13	-	-	-	13

Total	$1,415	$-	$(11)	$59	$1,463

Three Months Ended March 31, 2009

			Amounts Related
			to Securities
	Adjusted		Litigation &	Gain On
	Operating	Asset	Government	Consolidated	Operating
	Income (Loss)	Impairments	Investigations	Assets	Income (Loss)
Networks	$936	$-	$-	$-	$936
Filmed Entertainment	214	-	-	-	214
Publishing	(32)	-	-	-	(32)
Corporate(b)	(87)	-	(7)	-	(94)
Intersegment eliminations	-	-	-	-	-

Total	$1,031	$-	$(7)	$-	$1,024

(a)	For the three months ended March 31, 2010, Operating Income includes a $59 million gain reflecting the recognition of the excess of the fair value over the Company’s carrying costs of its original investment in HBO Central Europe upon the Company’s acquisition of the controlling interest in HBO Central Europe.
(b)	For the three months ended March 31, 2010 and 2009, Operating Income includes $11 million and $7 million, respectively, in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED EPS TO
DILUTED INCOME PER COMMON SHARE FROM CONTINUING OPERATIONS
(Unaudited; millions, except for per share amounts)
Adjusted diluted income per common share from continuing operations (“Adjusted EPS”) is diluted income per common share from continuing operations attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets, liabilities and investments; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items.
A reconciliation of Adjusted EPS to diluted income per common share from continuing operations attributable to Time Warner Inc. common shareholders and the related reconciliation of adjusted income from continuing operations attributable to Time Warner Inc. shareholders to income from continuing operations attributable to Time Warner Inc. shareholders are set forth below:

	Three Months Ended
	3/31/10	3/31/09

Amounts related to securities litigation and government investigations	$(11)	$(7)
Gain on consolidated assets	59	-

Impact on Operating Income	48	(7)

Investment losses, net	(3)	(13)
Amounts related to the separation of Time Warner Cable Inc.	(3)	(5)
Premium paid and costs incurred on debt redemption	(55)	-

Pretax impact	(13)	(25)
Income tax impact of above items	23	6
Tax items related to Time Warner Cable Inc.	-	24

After-tax impact	10	5
Noncontrolling interest impact	-	5

Impact of items affecting comparability on income from continuing operations	$10	$10

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$725	$467
Less Impact of items affecting comparability on income from continuing operations	10	10

Adjusted income from continuing operations	$715	$457

Per share information attributable to Time Warner Inc. common shareholders:
Diluted income per common share from continuing operations	$0.62	$0.39
Less Impact of items affecting comparability on diluted income per common share from continuing operations	0.01	0.01

Adjusted EPS	$0.61	$0.38

Average diluted common shares outstanding	1,165.4	1,200.3

TIME WARNER INC.
RECONCILIATION OF ADJUSTED EPS TO
DILUTED INCOME PER COMMON SHARE FROM CONTINUING OPERATIONS – (Continued)
(Unaudited; millions, except for per share amounts)
Amounts Related to Securities Litigation
     The Company recognized legal reserves as well as legal and other professional fees related to the defense of securities litigation matters by former employees totaling $11 million and $7 million for the three months ended March 31, 2010 and 2009, respectively.
Gain on Consolidated Assets
     For the three months ended March 31, 2010, the Company, upon the acquisition of the controlling interest in HBO Central Europe, recognized a $59 million gain reflecting the recognition of the excess of the fair value over the Company’s carrying costs of its original investment in HBO Central Europe.
Investment Losses, Net
     For the three months ended March 31, 2010 and 2009, the Company recognized $3 million and $13 million, respectively, of miscellaneous investment losses.
Amounts Related to the Separation of TWC
     For the three months ended March 31, 2010, the Company recognized $3 million of other loss related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by Time Warner Cable Inc. (“TWC”) employees. For the three months ended March 31, 2009, the Company incurred pretax direct transaction costs, primarily legal and professional fees related to the separation of TWC of $5 million, which have been reflected in other loss, net in the consolidated statement of operations.
Premium Paid and Costs Incurred on Debt Redemption
     For the three months ended March 31, 2010, the Company recognized $55 million of premium paid and costs incurred on the repurchase of $773 million of the Company’s outstanding 6.75% Notes due 2011, which was recorded in other loss, net in the consolidated statement of operations.
Income Tax Impact and Tax Items Related to TWC
     The income tax impact reflects the estimated tax or tax benefit associated with each item affecting comparability. Such estimated taxes or tax benefits vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain transactions. For the three months ended March 31, 2009, the Company also recognized approximately $24 million of tax benefits attributable to the impact of certain state tax law changes on TWC net deferred liabilities.
Noncontrolling Interest Impact
     For the three months ended March 31, 2009, the noncontrolling interest impact of $5 million reflects the minority owner’s share of the tax provision related to changes in certain state tax laws on TWC net deferred liabilities.

TIME WARNER INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS FROM CONTINUING OPERATIONS TO
FREE CASH FLOW
(Unaudited; millions)

	Three Months Ended
	3/31/10	3/31/09

Cash provided by operations from continuing operations	$1,356	$1,165
Add payments related to securities litigation and government investigations	11	7
Add external costs related to mergers, acquisitions, investments or dispositions	-	5
Add excess tax benefits on stock options	1	-
Less capital expenditures	(89)	(101)
Less principal payments on capital leases	(4)	(4)

Free Cash Flow(a)	$1,275	$1,072

(a)	Free Cash Flow is cash provided by operations from continuing operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions and excess tax benefits from the exercise of stock options, less capital expenditures, principal payments on capital leases, and partnership distributions, if any.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Description of Business
Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks, filmed entertainment and publishing. Time Warner classifies its operations into three reportable segments: Networks: consisting principally of cable television networks that provide programming; Filmed Entertainment: consisting principally of feature film, television and home video production and distribution; and Publishing: consisting principally of magazine publishing.
Changes in Basis of Presentation
The 2009 financial information has been recast to reflect the retroactive adoption of amendments to accounting guidance pertaining to the accounting for transfers of financial assets and variable interest entities (“VIEs”) as described below.
Amendments to Accounting for Transfers of Financial Assets and VIEs
On January 1, 2010, the Company adopted guidance on a retrospective basis that (i) eliminated the concept of a qualifying special-purpose entity (“SPE”), (ii) eliminated the exception from applying existing accounting guidance related to VIEs that were previously considered qualifying SPEs, (iii) changed the approach for determining the primary beneficiary of a VIE from a quantitative risk and reward model to a qualitative model based on control and (iv) requires the Company to assess each reporting period whether any of the Company’s variable interests give it a controlling financial interest in the applicable VIE.
The Company’s investments in entities determined to be VIEs principally consist of certain investments at its Networks segment, primarily HBO Asia, HBO South Asia and HBO Latin America Group (“HBO LAG”), which operate multi-channel pay-television programming services. As of March 31, 2010, the Company held an 80% economic interest in HBO Asia, a 75% economic interest in HBO South Asia and an approximate 80% economic interest in HBO LAG, while sharing voting control with the other partners in each of the three entities. The Company provides programming as well as certain services, including distribution, licensing, technological and administrative support, to HBO Asia, HBO South Asia and HBO LAG. These investments are intended to enable the Company to more broadly leverage its programming and digital strategy in the territories served and to capitalize on the growing multi-channel television market in such territories. These entities are financed substantially through cash flows from their operations, and the Company is not obligated to provide them with any additional financial support. In addition, the assets of these entities are not available to settle obligations of the Company.
The Company previously consolidated these entities; however, as a result of adopting this guidance, because voting control is shared with the other partners in these entities, the Company has determined that it is no longer the primary beneficiary of these entities and effective January 1, 2010 is accounting for its investments in these entities using the equity method. The adoption of this guidance with respect to these entities resulted in a decrease to revenues, operating income and net income attributable to Time Warner Inc. shareholders of $90 million, $24 million and $1 million, respectively, for the three months ended March 31, 2009. The impact on the consolidated balance sheet as of December 31, 2009 and consolidated statement of cash flows for the three months ended March 31, 2009 was not material. As of March 31, 2010 and December 31, 2009, the Company’s aggregate investment in these three entities was $596 million and $362 million, respectively, and recorded in investments, including available-for-sale securities, in the consolidated balance sheet.
The Company also held variable interests in two wholly owned SPEs, through which the activities of its accounts receivable securitization facilities were conducted. The Company determined it was the primary beneficiary of these entities because of its ability to direct the key activities of the SPEs that most significantly impact their economic performance. Accordingly, as a result of adopting this guidance, the Company consolidated these SPEs, which resulted in an increase to securitized receivables and non-recourse debt of $805 million as of December 31, 2009. In addition, for the three months ended March 31, 2009, cash provided by operations increased by $88 million, with an offsetting decrease to cash used by financing activities. The impact on the consolidated statement of operations was not material. During the first

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
quarter of 2010, the Company repaid the $805 million outstanding under these facilities and terminated the two facilities on March 19, 2010 and on March 24, 2010, respectively.
Note 2: INTERSEGMENT TRANSACTIONS
Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended
	3/31/10	3/31/09

Intersegment Revenues
Networks	$17	$20
Filmed Entertainment	109	126
Publishing	3	3

Total intersegment revenues	$129	$149

Note 3: FILMED ENTERTAINMENT HOME VIDEO AND ELECTRONIC DELIVERY REVENUES
Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended
	3/31/10	3/31/09

Home video and electronic delivery of theatrical product revenues	$696	$477
Home video and electronic delivery of television product revenues	156	157